As filed with the Securities and Exchange Commission on May 7, 2024

Registration No. 333-99291

Registration No. 333-170145

Registration No. 333-198939

Registration No. 333-198941

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-99291

Post Effective-Amendment No. 2 to Form S-8 Registration Statement No. 333-170145

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-198939

Post Effective-Amendment No. 1 to Form S-8 Registration Statement No. 333-198941

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SUMMIT FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

West Virginia	55-0672148
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 N. Main Street, Moorefield, West Virginia	26836
(Address of Principal Executive Offices)	(Zip Code)

1998 Officer Stock Option Plan

2009 Officer Stock Option Plan

Summit Financial Group, Inc. 2014 Long-Term Incentive Plan

(Full title of the plan)

Julie Markwood

Burke & Herbert Financial Services Corp.

100 S. Fairfax Street

Alexandria, VA 22314

(Name and address of agent for service)

(703) 666-3555

(Telephone number, including area code, of agent for service)

Copies to:

Roy E. Halyama Burke & Herbert Financial Services Corp. 100 S. Fairfax Street Alexandria, VA 22314 Telephone: 703-684-1655	Gregory F. Parisi Troutman Pepper Hamilton Sanders LLP 401 9th Street, NW, Suite 1000 Washington, DC 20004 Telephone: (202) 274-1933

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Unsold Shares

These Post-Effective Amendments No. 1 and Post Effective-Amendment No. 2 (the “Post-Effective Amendments”) relate to and amend the following Registration Statements on Form S-8 (collectively, “Registration Statements”) filed by Summit Financial Group, Inc. (the “Company”), which have been filed with the Securities and Exchange Commission (the “Commission”):

●

Registration Statement No. 333-99291, filed with the Commission on September 6, 2002, pertaining to 240,000 shares (as adjusted by subsequent corporate actions, including stock splits, effective after the effective date of such Registration Statement) of the Company’s common stock, par value $2.50 per share (the “SMMF Common Stock”) for issuance pursuant to the 1998 Officer Stock Option Plan;

●

Registration Statement No. 333-170145, filed with the Commission on October 26, 2010, pertaining to 8,000 shares (as adjusted by subsequent corporate actions, including stock splits, effective after the effective date of such Registration Statement) of SMMF Common Stock that were not deregistered by Post-Effective Amendment No. 1 to Registration Statement No. 333-170145, filed with the Commission on September 25, 2014, for issuance pursuant to the 2009 Officer Stock Option Plan;

●

Registration Statement No. 333-198939, filed with the Commission on September 25, 2014, pertaining to 30,000 shares (as adjusted by subsequent corporate actions, including stock splits, effective after the effective date of such Registration Statement) of SMMF Common Stock for issuance pursuant to the 1998 Officer Stock Option Plan; and

●

Registration Statement No. 333-198941, filed with the Commission on September 25, 2014, pertaining to 500,000 shares (as adjusted by subsequent corporate actions, including stock splits, effective after the effective date of such Registration Statement) of SMMF Common Stock for issuance pursuant to the Summit Financial Group, Inc. 2014 Long-Term Incentive Plan.

Effective May 3, 2024, pursuant to an in accordance with the Agreement and Plan of Reorganization, dated as of August 24, 2023, by and between Burke & Herbert Financial Services Corp. (“Burke & Herbert”), and the Company, the Company merged with and into Burke & Herbert (the “Merger”), with Burke & Herbert continuing as the surviving corporation, and as successor in interest to the Company.

As a result of the Merger, Burke & Herbert, as successor in interest to the Company, terminates any and all offerings of the Company’s securities and interests pursuant to the Registration Statements and deregisters any and all securities and interests registered but unsold under the Registration Statements, if any, in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold or unissued at the termination of the respective offerings. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and interests.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, Commonwealth of Virginia, on May 7, 2024.

BURKE & HERBERT FINANCIAL SERVICES CORP.
As successor by merger to Summit Financial Group, Inc. (Registrant)

By:	/s/ Julie Markwood
Julie Markwood Chief Accounting Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.